Exhibit 10.10

MARKETING AND CONSULTING AGREEMENT

AGREEMENT dated as of March 1, 2019, by and between Runway Growth Credit Fund Inc., (the “Fund”), Runway Growth Capital LLC (the “Manager”) and Peak Capital Limited (the “Marketer”).

Pursuant to the terms of this agreement, Marketer agrees to act as solicitor and to provide broker dealer services to the Fund in connection with assisting the Fund in identifying and soliciting potential investors for the Fund in connection with the Fund’s private offering as described in the private placement memorandum dated 28th February, 2019, as may be amended or supplemented from time to time (the “Offering”).

WHEREAS, the Fund is a business development company and its affiliate, the Manager, currently serves as the investment manager of the Fund;

WHEREAS, the Marketer is in the business of, and has expertise in, providing marketing and consulting services to private investment funds; and

WHEREAS, the Fund desires to appoint the Marketer as a non-exclusive marketing representative of the Fund in Asia during the term of this Agreement, to identify and introduce to the Fund and the Manager potential investors for the Fund, subject to the terms of this Agreement, and the Marketer desires to accept such appointment.

NOW, THEREFORE, the parties hereby agree as follows:

1.	APPOINTMENT

(a)	The Fund hereby appoints the Marketer to represent the Fund in Asia in connection with providing marketing, consulting and capital raising services for the Fund. As used herein, the term “Investor Prospects” includes professional investors, corporate investors and institutional investors of all types identified and introduced by the Marketer to the Fund. As used herein, “Excluded Persons” shall mean any new investors not initially identified and introduced to the Fund by the Marketer and any person for which the Marketer was not granted the authority to communicate pursuant to Section 1(c) hereof.

(b)	All Investor Prospects shall be subject to acceptance by the Fund, in its sole discretion, for inclusion as investors with respect to the Fund.

(c)	Prior to providing any Investor Prospect with confidential materials regarding the Fund, Marketer shall notify the Fund in writing of the name of such Investor Prospect. Within ten (10) business days thereafter, the Fund shall notify Marketer in writing as to whether Marketer may communicate with such Investor Prospect pursuant to this Agreement. Marketer’s communications with an Investor Prospect may be restricted as set forth in the Fund’s authorization. Marketer will not provide confidential materials to any person regarding the Fund or the Manager unless such person has been approved by the Fund and such Investor Prospect has delivered an executed confidentiality agreement in a form acceptable to the Fund.

(d)	The Fund shall treat each Investor Prospect with respect to a specific closing (the “Closing”) of the Fund, unless (i) such Investor Prospect has materially breached its subscription agreement with the Fund, which shall, for the avoidance of doubt, include a default relating to a capital call by the Fund (a “Capital Call”), or (ii) the Investor Prospect is not permitted to contribute capital to the Fund pursuant to the terms of such Investor Prospect’s subscription agreement with the Fund as determined in the Fund’s sole discretion, in the same manner as the Fund treats all other investors in such Closing of the Fund. For the avoidance of doubt, and without limiting the foregoing sentence, the Fund shall not reduce, terminate, reject additional funding from or fail to renew the investment of any Investor Prospect, unless the Fund is also reducing, terminating, rejecting funding from or failing to renew the investments of all other investors with respect to such Closing.

(e)	During and after the term of this Agreement, the Fund may retain one or more additional marketing representatives, or any other person, firm or corporation furnishing marketing, consulting or capital raising services relating to the Fund. During and after the term of this Agreement, the Marketer may act as marketing and/or consulting representative for any other person, fund or organization.

2.	REPRESENTATIONS AND WARRANTIES

(a)       The Marketer hereby agrees, represents and warrants as follows:

i.       No subscription from an Investor Prospect shall be effective unless and until it is accepted by the Fund, in its sole discretion; and, the Fund reserves the right, in its sole discretion to: (A) refrain from accepting, in whole or in part, any subscription from an Investor Prospect; (B) redeem, in whole or in part, an Investor’s investment in the Fund; or (C) subsequently expel an Investor from the Fund or terminate the Fund’s relationship with any Investor. As used herein, the term “Investor” shall include any Investor Prospect contacted by Marketer within sixty (60) days of the date such Investor Prospect is consented to by the Fund pursuant to Section 1(c) hereof which: (i) the Fund acknowledges in writing has been identified and introduced by the Marketer to the Fund; and (ii) whose subscription agreement is accepted by the Fund directly or indirectly as an investor in the Fund for which the Fund authorized the Marketer to solicit such Investor Prospect during the term of this Agreement; provided, however, that Excluded Persons shall not be Investors.

ii.       The Marketer will use only such offering documents and other materials, and make such representations, in connection with the Fund as shall have been expressly approved in advance by the Fund.

iii.       The activities of the Marketer hereunder will comply with the Hong Kong Securities and Futures Ordinance or other applicable law (references to law or applicable law in this Agreement shall include all relevant statutes, regulations or regulatory rules and official guidance and interpretation in any relevant jurisdiction and references to any laws, statutes, regulations or regulatory rules shall refer to those in force from time to time). Without limiting the foregoing, the Marketer will not engage in any form of “general solicitation or advertising”, in performing its duties pursuant to this Agreement and will ensure that it complies with applicable law in performing its duties under this agreement. In connection therewith, the Marketer will not mention the Manager, the Fund, the equity interests of the Fund (the “Interests”) or any information about the Marketer’s duties under this Agreement in any public medium, including any newspaper, on radio or television, the Internet or otherwise.

iv.       The Marketer will only offer Interests to Investor Prospects that it has ascertained in accordance with applicable law are professional investors and that it reasonably believes are “accredited investors” within the meaning of Regulation D under the U.S. Securities Act of 1933, as amended.

v.       The Marketer is registered and in good standing with the Hong Kong Securities and Futures Commission (“SFC”). The Marketer will offer Interests to Investor Prospects only in Asia in accordance with applicable law.

vi.       The Marketer agrees to introduce the Fund to potential investors only in Asia in which the Marketer has been advised by the Fund that offers and sales of Interests can be legally made and in which the Marketer is registered and in good standing as an introducer or is exempt from registration.

vii.       During the term of this Agreement, the Marketer shall comply with all applicable laws, rules and regulations including, without limitation, governmental securities law.

viii.       The Marketer undertakes to perform its duties hereunder in a manner consistent with the instructions of the Fund and in accordance with applicable law.

ix.       Neither the Marketer nor any of its officers, directors, employees, affiliates or agents will, without the express prior written consent of the Fund, which consent the Fund may withhold in its sole discretion, share any part of the compensation received pursuant to this Agreement with any other person or entity, other than persons who are properly licensed and registered representatives/agents of the Marketer.

(b)       The Manager agrees, represents and warrants as follows:

i.       During the term of this Agreement, the Fund shall comply with applicable laws, rules and regulations including, without limitation, federal and state securities laws, unless failure to so comply would not result in a material breach under the terms of this Agreement.

3.	DUTIES OF THE MARKETER

a)       The Marketer shall use reasonable efforts and time, consistent with its resources, on behalf of the Fund to solicit Investor Prospects for the Fund. In this regard, the Marketer shall:

i.       Initiate written or telephonic communication with Investors and Investor Prospects with a view to providing information regarding, and increasing the awareness of, the Fund’s services;

ii.       Use reasonable efforts subsequent to each initial contact to solicit Investor Prospects for the Fund (which solicitations may include, without limitation, personal meetings between Investor Prospects, the Marketer and/or the Fund); provided, however, that any personal meetings involving the Fund shall be subject to the prior approval of the Fund;

iii.      carry out client identification and anti-money laundering checks, in accordance with applicable laws, on all Investor Prospects that the Marketer introduces to the Fund;

iv.       in the event of any enquiry from law enforcement agencies or regulators, make available to the Manager copies of the relevant identification documents obtained pursuant to this agreement;

v.        be responsible for assessing whether the Fund is a suitable investment for Investor Prospects and, in making that assessment, it will take due account of the information supplied to it by the Manager in relation to the Fund;

vi.       Consult with the Fund, at the Fund’s request, regarding; (A) the rejection of a subscription by any Investor Prospect; (B) the acceptance of any initial investment by any Investor Prospect in an amount less than or different from that provided in the relevant offering memorandum; (C) the acceptance of any additional subscription by any Investor Prospect in an amount less than or different from that provided in the relevant offering memorandum; (D) the rejection of any additional subscription by any Investor Prospect in the Fund; (E) the consent to withdrawals by any Investor in any amount less than or different from that provided in the relevant offering memorandum; and (F) the consent to the retention by any Investor Prospect of an investment in the Fund in an amount less than or different from that provided in the relevant offering memorandum;

vii.       Provide other investor relations services, such as responding to Investor Prospect inquiries; and

viii.       Provide such other services as the Fund and the Marketer shall agree upon from time to time.

4.	INDEPENDENT REPRESENTATIVE

In performing the services for the Fund as described herein, the Marketer shall be regarded as an independent contractor and marketing and consulting representative, the Marketer shall not have any right or authority to create any obligations of any kind on behalf of the Fund and shall make no representation to any third party to the contrary.

5.	EXPENSES

The Marketer shall not be entitled to be reimbursed for normal and customary out-of-pocket marketing expenses incurred by it in connection with this Agreement and shall only be entitled to receive the fees described in accordance with clause 6 of this Agreement.

6.	MARKETER FEES AND COMPENSATION

As compensation for the services provided by the Marketer hereunder, in addition to the other obligations of the Manager and the Fund to the Marketer set forth in this Agreement, the Manager shall pay to the Marketer:

a)       Placement Fee. The Marketer shall receive a placement fee with respect to each Investor for which the Fund accepts a Subscription Agreement (“Placement Fee”) The Placement Fee will consist of two parts, as follows:

•	The first part (the “Quarterly Placement Fee”) will be payable in quarterly installments over a period of eight (8) calendar quarters commencing on the 15th day of the first calendar quarter immediately following the date of the acceptance of the subscriptionfrom the applicable Investor. Example: If the subscription acceptance occurs in January 2019, the quarter will start April 1, 2019, with payment due by April 15, 2019, and the next quarter beginning on July 1, 2019, and thereafter, but only for so long as the Investor remains an Investor in the Fund. The Quarterly Placement Fee payable by the Fund will be an amount equal to 1% of the committed capital from such Investors.

•	The second part (the “As-Drawn Placement Fee”) will be payable over eight (8) calendar quarters commencing on the 15th day of the first quarter following any Capital Call of the Fund where capital is called from Investors. The As-Drawn Placement Fee payable by the Fund will be an amount equal to 0.5% of the capital called from such Investors at the applicable Capital Call.

•	In any jurisdiction where the engagement of a placement agent is required by law, but where the Fund or Manager identifies an investor listed on Schedule A (a “Fund Investor”), to the extent the Marketer provides services related to the solicitation and processing of a Fund Investor, the Placement Fee payable by the Fund will be an amount equal to 75% of the Placement Fee that would otherwise be paid as outlined above.

b)       Future Investments by Investors. Any and all future investments or additional increments of investment made directly or indirectly by an Investor in the Fund, either during the term of this Agreement or within 12 months from the date the Fund accepts the Investor's Subscription Agreement, will be subject to the provisions of Section 2; where the Marketer receives a 0.75% fee of the committed capital.

c)       Recordkeeping. The Fund shall maintain complete and accurate current books and records with respect to the Capital Contributions of the Investors.  The Marketer shall have access to records relating to such Capital Contributions until the first anniversary of the final close of the Offering, for the sole purpose of determining the accuracy of payments to be made to the Marketer, and the Fund shall cooperate in providing information related thereto.

7.	COMPLIANCE

The Marketer shall comply with all applicable laws (including without limitation laws relating to personal data)in accordance with the Hong Kong Securities and Futures Commission Ordinance.

a)       perform its duties under this Agreement in a manner consistent with the reasonable instructions of the Fund.and

b)       at the time of any solicitation activities by the Marketer with respect to one or more Investor Prospects, provide such Investor Prospects with copies of:

i.       the applicable Fund offering documents; and

ii.       a Disclosure Statement. The Fund will not accept any subscription from an Investor unless a Disclosure Statement and Authorization to Release Information Form, attached hereto as Exhibit C, is signed by the Investor and submitted to the Marketer by the Fund.

8.	TERMINATION AND INDEMNIFICATION

The term of this Agreement shall expire as of the final closing of the Offering. In addition, either party hereto may terminate this Agreement at any time upon ninety (90) days prior written notice to the other party. Termination of this Agreement shall result in the termination of all duties and authorities of each party, other than Sections 6, 9 and 10 hereof which shall survive any such termination. By signing this Letter Agreement Manager and Marketer agree to the provisions regarding indemnification, contribution, and limitation of liability attached to this Letter Agreement as Appendix A which provisions are expressly incorporated by reference herein.

9.	CONFIDENTIALITY

a)       The Marketer agrees that, during the term of this Agreement and at all times thereafter, unless specifically authorized by the Fund, the Marketer will not disclose any Proprietary Information (defined below) to any person or entity other than on a need-to-know basis, to employees and/or registered persons of the Marketer and persons engaged by the Marketer to provide legal, accounting, consulting and similar services. The Marketer further agrees that upon termination of this Agreement, the Marketer will to the extent instructed by the Fund destroy any Proprietary Information then in the Marketer’s possession (or in the possession of the Marketer’s employees, registered persons, or persons engaged by the Marketer to provide legal, accounting, consulting or similar services), unless the Marketer shall be required by law to retain such Proprietary Information.

b)       As used herein, the term “Proprietary Information” means all information of a nonpublic, proprietary and confidential nature concerning the Manager, its affiliates, the Fund and the other investment funds and accounts managed by the Manager and its affiliates, including but not limited to information relating to

i.	business operations,

ii.       existing and proposed investments and investment strategies,

iii.      financial performance,

iv.      compensation arrangements and amounts (inclusive of arrangements between the Fund, the Manager, and their affiliates and their respective employees and registered persons, and the arrangement between the Fund and the Marketer),

v.       contractual relationships,

vi.      business partners and relationships, and

vii.      stockholders/investors and prospective stockholders/investors of the Fund and the other investment funds and accounts managed by the Manager and its affiliates, regardless of the medium in which any such information is contained; provided, however, that Proprietary Information does not include information that (A) becomes generally available to the public by means other than a breach by the Marketer of this Agreement or any other agreement between the Marketer and the Fund or its affiliates, (B) is in the possession of the Marketer (such as information pertaining to Investor Prospects introduced to the Fund by the Marketer), or becomes available to the Marketer, on a non-confidential basis from a source other than the Fund or its affiliates, or (C) the Marketer is required by law, regulation, court order or discovery demand to disclose; provided, however, that in the case of this clause (C) the Marketer provides the Fund with prompt notice of the Proprietary Information required to be disclosed and the reasons and circumstances surrounding such disclosure in order to allow the Fund an opportunity to seek a protective order or other appropriate request for confidential treatment of the applicable Proprietary Information.

c)       Without the prior written consent of the Fund, the Marketer shall not disclose, whether in client lists, marketing literature or otherwise, the fact that it is rendering services to the Fund, or to use the name of the Manager, the Fund or its affiliates in any public document, other than as necessary in order to perform its services hereunder; or as required by law or legal process.

d)        Each party hereto agrees to comply with the provisions of protecting Investors private information as stated in the SEC Regulation S-P, the Gramm -Leach-Bliley Act of 1999 and other applicable federal and state privacy regulations and as required under other applicable law with respect to personal non-public information of Investor Prospects and Investors.

10.	UNDERTAKING TO PROVIDE ADDITIONAL INFORMATION AND DOCUMENTATION

Each party undertakes and agrees that it will promptly supply the other party with such information and documentation regarding the Manager, the Fund, the Marketer and Investors as from time to time may be requested by such party and which is deemed by such party to be necessary in order for such party to comply with anti-money laundering, OFAC, or other applicable federal, state, local or foreign laws, rules or regulations.

11.	MISCELLANEOUS

a)       Notices. All notices and other communications under this Agreement must be in writing, and any notice or communication will be deemed to have been duly given (i) when delivered personally, (ii) on the business day following the day such notice or other communication is sent by recognized overnight courier, (iii) on the date of transmission, if such notice or other communication is delivered via facsimile on a business day (with confirmation of transmission), or (iv) on the fifth business day following the date of deposit within a postal service if sent first class, postage prepaid, by registered or certified mail or any other alternative postal service. Notices to each of the Marketer and the Fund will be sent to the addresses set forth below, unless either party notifies the other party in writing of a different address in accordance with the requirements of this paragraph:

If to the Manager:	Runway Growth Credit Fund Inc.
205 N Michigan Ave., Suite 4200
Chicago, IL 60601
Attn: Tom Raterman

If to Marketer:	Peak Capital Limited
12B, Shun Ho Tower
24-30 Ice House Street
Central
Hong Kong
Attn: Simon Powell

b)       Amendments in Writing; No Waiver; Cumulative Remedies. None of the terms or provisions of this Agreement may be amended, supplemented or otherwise modified except by a written instrument executed by each of the parties hereto. No party hereto shall by any act (except by a written instrument pursuant to Section 11(a) hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by any party hereto of any right or remedy hereunder on any one or more occasions shall not be construed as a bar to any right or remedy that any party hereto would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently, and are not exclusive of any other rights or remedies provided by law.

c)       No Third Party Beneficiaries; Assignment. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted successors and assigns, and nothing herein, express or implied, is intended to or shall confer upon any other person or entity, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement or the transactions contemplated hereunder. No party hereto may assign any of its rights or obligations under this Agreement to any person or entity without the prior written consent of the other party hereto.

d)       Governing Law; Severability. This agreement shall be interpreted in accordance with and governed by the laws of the State of New York, without regard to the principles of conflict of laws thereof. If any provision hereof would be invalid under applicable law, then such provision shall be deemed to be modified to the extent necessary to render it valid while most nearly preserving its original intent. No provision hereof shall be affected as a result of another provision being held invalid.

e)       Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof.

f)       Counterparts. This Agreement may be executed by the parties hereto in any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

g)       Facsimiles/PDF. Any facsimile or PDF signature of this Agreement or any other document by any person or entity shall constitute the legal, valid and binding execution of this Agreement or such other document by such person or entity.

h)       Section Headings. The section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or to be taken into consideration in the interpretation hereof.

i)       Identity Disclosure. To help the U.S. Government prevent the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies client corporations and senior management and or owners of corporate clients. In accordance with these requirements the Marketer will request certain information which may include name, address, date of birth (for individuals), corporate tax ID and other information that will allow us to identify the Fund and senior management and or owners of the Fund. The Marketer may also request to see certain documents such as Certificate of Incorporation, driver’s license or other identifying documents. The Marketer is committed to maintaining the privacy of our current and former clients.

Signature Page Follows

IN WITNESS WHEREOF, the parties have hereunto executed this Agreement as of the day and year first above written.

Runway Growth Credit Fund Inc.

By: /s/ Thomas B. Raterman
Name: Thomas B. Raterman
Title: Chief Financial Officer

Runway Growth Capital LLC

By: /s/ Thomas B. Raterman
Name: Thomas B. Raterman
Title: Chief Financial Officer

Peak Capital Limited

By: /s/ Simon Powell
Name: Simon Powell
Title: Director

FORM OF SCHEDULE A

FUND IDENTIFIED INVESTOR PROSPECTS

Name	City, State	Date Added	Date Removed

IN WITNESS WHEREOF, the parties have hereunto executed this Schedule A as of the ____ day of __________, 2019.

Runway Growth Credit Fund Inc.

By: _____________________________
Name: Thomas B. Raterman
Title: Chief Financial Officer

Peak Capital Limited

By: _____________________________
Name: Simon Powell
Title: Director

APPENDIX A

PEAK CAPITAL LIMITED INDEMNIFICATION PROVISIONS

In connection with the engagement of Peak Capital Limited (“the Marketer”) by Runway Growth Credit Fund Inc., an investment company that has elected to be regulated as a business development company (the “Company”) under the Investment Company Act of 1940, as amended, pursuant to a letter agreement dated _______, between the Company and the Marketer, as it may be amended from time to time (the “Letter Agreement”), the Company hereby agrees as follows:

1.	In connection with or arising out of or relating to the engagement of the Marketer under the Letter Agreement, or any actions taken or omitted, services performed or matters contemplated by or in connection with the Letter Agreement, the Company agrees to reimburse the Marketer, its affiliates and their respective directors, officers, employees, agents, and controlling persons (each an “Indemnified Party”) promptly for expenses (including fees and expenses of legal counsel) that are reasonably incurred in connection with the investigation of, preparation for, or defense of any pending or threatened claim, or any litigation, proceeding, or other action in respect thereof. The Company also agrees (in connection with the foregoing) to indemnify and hold harmless each Indemnified Party from and against any and all losses, claims, damages, and liabilities -- joint or several -- to which any Indemnified Party may become subject, including any amount paid in settlement of any litigation or other action (commenced or threatened), to which the Company shall have consented in writing (such consent not to be unreasonably withheld), whether or not any Indemnified Party is a party and whether or not liability resulted; provided, however, that the Company shall not be liable pursuant to this sentence in respect of any loss, claim, damage, or liability to the extent that a court having competent jurisdiction shall have determined by final judgment (not subject to further appeal) that such loss, claim, damage, or liability resulted solely from the willful misfeasance, bad faith or gross negligence of such Indemnified Party.

2.	An Indemnified Party shall have the right to retain separate legal counsel of its own choice to conduct the defense and all related matters in connection with any such litigation, proceeding, or other action. The Company shall pay the fees and expenses of such legal counsel, and such legal counsel to the fullest extent consistent with its professional responsibilities shall cooperate with the Company and any legal counsel designated by the Company. The Company agrees to consult in advance with the Marketer with respect to the terms of any proposed waiver, release, or settlement of any claim, liability, proceeding, or other action against the Company to which any Indemnified Party may also be subject, and to use its best efforts to afford the Marketer and/or any such Indemnified Party the opportunity to join in such waiver, release, or settlement.

If indemnification is to be sought hereunder by an Indemnified Party, then such Indemnified Party shall notify the Company of the commencement of any litigation, proceeding, or other action in respect thereof; provided, however, that the failure to notify the Company shall not relieve the Company from any liability or obligation that it may have under this paragraph or otherwise to such Indemnified Party. Following such notification, the Company may elect in writing to assume the defense of such litigation, proceeding, or other action (and the costs related thereto) and, on such election, the Company shall not be liable for any legal costs subsequently incurred by such Indemnified Party (other than costs of investigation or the production of documents or witnesses) unless (i) the Company has failed to provide legal counsel reasonably satisfactory to such Indemnified Party in a timely manner or (ii) such Indemnified Party shall have reasonably concluded that (A) the representation of such Indemnified Party by legal counsel selected by the Company would be inappropriate due to actual or potential conflicts of interest or (B) there may be legal defenses available to such Indemnified Party that are different from additional to those available to the Company or any other Indemnified Party represented by such legal counsel.

3.	It is understood and agreed that, in connection with the Marketer’s engagement by the Company, the Marketer may also be engaged to act for the Company in one or more additional capacities, and that the terms of any such additional engagement may be embodied in one or more separate written agreements. These Indemnification Provisions shall apply to the engagement under the Letter Agreement and to any such additional engagement and any modification of such additional engagement; provided, however, that in the event that the Company engages the Marketer to act as a dealer Company in an exchange or tender offer or as an underwriter in connection with the issuance of securities by the Company or to furnish an opinion letter (other than as indicated in the Letter Agreement), such further engagement may be subject to separate indemnification and contribution provisions as may be mutually agreed on.

4.	These Indemnification Provisions shall remain in full force and effect whether or not any of the transactions contemplated by the Letter Agreement are consummated and shall survive the expiration of the period of the Letter Agreement and shall be in addition to any liability that the Company might otherwise have to any Indemnified Party under the Letter Agreement or otherwise. The Parties agree that these Indemnification Provisions flow from the Company to the Marketer, but that nothing contained in such Indemnification Provisions limit any right or cause of action that the Company may have against the Marketer under the Letter Agreement; provided, however, that no Indemnified Party (including the Marketer) shall be liable to the Company or any affiliate of the Company in connection with any matter arising out of or relating to the engagement of the Marketer under the Letter Agreement, or any actions taken or omitted, services performed or matters contemplated by or in connection with the Letter Agreement, except to the extent that a court having competent jurisdiction shall have determined by final judgment (not subject to further appeal) that such liability resulted solely from the willful misfeasance, bad faith or gross negligence of such Indemnified Party.

Peak Capital Limited

By: _____________________________
Name: Simon Powell
Title: Director

Runway Growth Credit Fund Inc.

By: _____________________________
Name: Thomas B. Raterman
Title: Chief Financial Officer

APPENDIX B

RUNWAY GROWTH CREDIT FUND INC. AND RUNWAY GROWTH CAPITAL LLC

FUND AND MANAGER REPRESENTATION

Runway Growth Credit Fund Inc. (the “Fund”) and Runway Growth Capital LLC (the “Manager”) hereby represent and warrant to Peak Capital Limited (the “Marketer”) that:

1.	None of the “Fund Covered Persons” is subject to any “Bad Actor” disqualifications described in Rule 506(d) under the Securities Act of 1933, as amended, (each a “Disqualification Event”). A “Fund Covered Person” is the Fund, the Manager any person associated with the Fund or the Manager, any director, executive officer or other officer of the Fund or the Manager participating in the Transaction, as defined in the Letter Agreement.

2.	The Fund will notify the Marketer in writing of any Disqualification Event relating to any Fund Covered Person not previously disclosed, and any event that would, with the passage of time, become a Disqualification Event relating to any Fund Covered Person. The Fund agrees to contact the Marketer as promptly as practical if there is any change which would cause the above representations for a “Bad Actor” to be untrue or inaccurate.

The foregoing representations, warranties and covenants will be true and correct as of the date hereof. The Fund or the Manager, as appropriate, must notify the Marketer in writing, if, any of the representations or warranties made by the Fund or Manager in this representation become inaccurate or untrue, and of the facts relating thereto.

Agreed to and Accepted by:

RUNWAY GROWTH CREDIT FUND INC.

By: _____________________________
Name: Thomas B. Raterman
Title: Chief Financial Officer

RUNWAY GROWTH CAPITAL LLC

By: _____________________________
Name: Thomas B. Raterman
Title: Chief Financial Officer

PEAK CAPITAL LIMITED

MARKETER REPRESENTATION

Peak Capital Limited (the “Marketer”) hereby represents and warrants to Runway Growth Credit Fund Inc. (the “Fund”) and Runway Growth Capital LLC (the “Manager”) that:

3.	None of the “Marketer Covered Persons” is subject to any “Bad Actor” disqualifications described in Rule 506(d) under the Securities Act of 1933, as amended, (each a “Disqualification Event”). A “Marketer Covered Person” is the Marketer, any person associated with the Marketer, any director, executive officer or other officer of the Marketer participating in the Transaction, as defined in the Letter Agreement.

4.	The Marketer will notify the Fund and the Manager in writing of any Disqualification Event relating to any Marketer Covered Person not previously disclosed, and any event that would, with the passage of time, become a Disqualification Event relating to any Marketer Covered Person. The Marketer agrees to contact the Fund and the Manager as promptly as practical if there is any change which would cause the above representations for a “Bad Actor” to be untrue or inaccurate.

The foregoing representations, warranties and covenants will be true and correct as of the date hereof. The Marketer must notify the Fund and the Manager, in writing, if, any of the representations or warranties made by the Marketer in this representation become inaccurate or untrue, and of the facts relating thereto.

Agreed to and Accepted by:

PEAK CAPITAL LIMITED

By: _____________________________
Name: _Simon Powell__________________________
Title: __Director__________________________

EXHIBIT C

PEAK CAPITAL LIMITED

DISCLOSURE STATEMENT

AND

AUTHORIZATION TO RELEASE INFORMATION

Runway Growth Capital LLC (the “Manager”), is the Investment Manager of the Runway Growth Credit Fund Inc. (the “Fund”). The Fund has engaged the services of Peak Capital Limited (the “Marketer”) to solicit prospective investors to acquire shares of common stock, par value $0.01 per share, (“Interests”) in the Fund. The Fund is not affiliated with the Marketer, and the Marketer performs its services for the Fund pursuant to a written agreement between the Fund and the Marketer (the “Marketing and Consulting Agreement”).

For each person or entity (including you, the “Investor”) that is solicited by the Marketer pursuant to the terms and conditions of the Marketing and Consulting Agreement, which acquires an Interest as a result of such solicitation, the Fund has agreed to pay the Marketer a fee equal to one and one-half percent (1.50%) on the committed investment amount in the Fund by the Investor. This compensation to the Marketer does affect the management, incentive fees and allocations that you would be charged or allocated in the event that you acquired an Interest without the solicitation of the Marketer.

You hereby acknowledge that your introduction to the Manager or the Fund by the Marketer and its personnel does not constitute an endorsement by the Marketer of the Manager or an investment recommendation by the Marketer with respect to the Manager or the Fund. You hereby authorize the Manager or the Fund to provide the Marketer with a duplicate copy of the subscription documentation entered into by you with respect to the Fund.

Notification to Investors/Clients – Identification Verification: The USA Patriot Act requires all financial institutions to obtain, verify and record information that identifies each person and entity that opens an account. Therefore, such identity information must be received prior to accepting an investment in a company; and either before or after such investment, we must verify this identification information. We will request to view one or more of the following documents in order to verify identification: for an individual, an unexpired government-issued identification evidencing nationality, residence, and bearing a photograph or similar safeguard, such as a driver’s license or passport; and for an entity, documents showing the existence of the entity, such as certified articles of incorporation, a government-issued business license, a partnership agreement, or a trust agreement. Alternatively, we will reference a database or other official public information source to verify the legal entity’s identity.

Peak Capital Limited

Please acknowledge your receipt of this written disclosure statement and authorization to release information:

Full Name of Entity/Individual Investor: _________________________________________________________

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